EMPLOYMENT AGREEMENT

THIS AGREEMENT (the "Agreement") is being made as of October 26, 2007, effective retroactive to October 1, 2007 by and between CHYRON CORPORATION, a New York corporation (the "Company"), having its principal offices at 5 Hub Drive, Melville, New York 11747, and MICHAEL WELLESLEY-WESLEY ("MWW") having an address at 145 East 81st St., Apt. 11A, New York, N.Y. 10028.

W I T N E S S E T H:

WHEREAS, the Company desires to continue to employ MWW as its Chief Executive Officer and President (collectively, the "CEO"), and MWW desires to continue to hold such positions, subject to and upon the terms and conditions contained herein; and

WHEREAS, the Company and MWW have previously entered into an Employment Agreement, dated March 2, 2005, and all amendments thereto, and the parties wish to enter into this Agreement as the successor employment agreement between the parties, except that the Change-in-Control Agreement, dated October 26, 2007 (the "CIC Agreement") shall remain in full force and effect.

NOW, THEREFORE, in consideration of the mutual premises and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Nature of Employment: Term of Employment.

The Company hereby agrees to continue to employ MWW and MWW agrees to continue to serve the Company as its CEO, upon the terms and conditions contained herein, for a term commencing on October 1, 2007 (the "Commencement Date") and continuing until August 31,

2008 (the "Employment Term," which shall include, as applicable, all successive terms of employment under this Agreement or any amendment thereof). The parties agree to begin good faith negotiations of an extension within 120 days before the end of the Employment Term.

2. Duties and Powers as Employee.

(a) During the Employment Term, MWW shall be employed by the Company as CEO, which position is, and shall remain at all times during the Employment Term, the senior executive officer position of the Company. MWW shall devote his full working time to his duties as CEO. In performance of his duties, MWW shall report directly to and be subject to the direction of the Board of Directors of the Company or any Committee thereof. As CEO, MWW shall have all the responsibilities, duties and authority as are generally associated with the position of CEO of a public company, including full executive power over, and responsibility for, managing, directing and supervising all aspects of the business of the Company worldwide. The CEO shall also be responsible for developing the business plan and objectives of the Company and managing the execution of such plan.

(b) As CEO, MWW shall travel in accordance with the reasonable needs of the business, which shall require him to conduct business for the Company primarily in Melville, New York and such other locations as he deems necessary.

3. Compensation.

(a) As compensation for his services hereunder, the Company shall pay MWW, during the Employment Term, a base salary (the "Base Salary") payable in equal installments by-weekly at the annual rate of $442,000.

(b) In addition to the Base Salary, and subject to the sole discretion of the Compensation Committee of the Board of Directors, MWW may receive, as incentive compensation, an annual bonus (the "Incentive Bonus"). The Company shall pay the Incentive Bonus, if any, to MWW only after the issuance of the results of the annual audit of its books and records by its independent auditor, except that MWW can accelerate the payment of such bonus at anytime up to the amount of $40,000, in order to balance the payment of personal income taxes owed the United States and Great Britain by MWW, on the condition that the Compensation Committee resolves that it has been earned and does not constitute a loan, which would violate the provisions of the Sarbanes-Oxley Act.

4. Expenses; Vacation; Insurance; Other Benefits.

(a) MWW shall be entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in the performance of his duties hereunder, upon submission and approval of written statements and bills in accordance with the then regular procedures of the Company. The Company shall also pay MWW an additional $18,000 a year toward regular commutation costs. This amount will be payable in equal installments bi-weekly and is subject to withholding and other appropriate payroll taxes. This amount may be used for the cost of an automobile lease and all related costs; no other payments will be made for regular commutation costs.

(b) MWW shall be entitled to twenty (20) days paid vacation time per annum or such other period as is in accordance with the regular procedures of the Company governing senior executive officers as determined from time to time by the Company's Board of Directors.

(c) MWW shall be entitled to participate in all employee benefit plans and programs of the Company now or hereafter made available to all senior executives of the Company as a group, to the extent eligible, (including, without limitation, each retirement plan, supplemental and excess retirement plans, deferral savings plans, annual and long-term incentive compensation plans, stock option and purchase plans, group life insurance, accident and death insurance, medical and dental insurance, sick leave, disability plans and fringe benefit plans) on a basis which is no less favorable than is made available to any other senior executive of the Company, except as otherwise provided herein. MWW shall participate in the Company's Executive Retention Program (the "Program"), to the extent one exists. In the event MWW receives severance under the Program or any change-in-control agreements in existence, including the CIC Agreement, then such severance shall be in lieu of any severance obligations under this Agreement, except as provided herein.

(d) The Company shall pay for United States income tax advice and preparation of United States income tax forms for MWW up to $5,000 per year.

5. Representations and Warranties of Employee.

(a) MWW represents and warrants to the Company that (a) as of the Commencement Date, MWW is under no contractual or other obligation which is inconsistent with the execution of this Agreement, the performance of his duties hereunder, or the other rights of the Company hereunder, and (b) MWW is under no physical or mental disability that would hinder his performance of duties under this Agreement.

6. Non-Competition.

(a) MWW agrees that he will not: (i) during the period he is employed by the Company, engage in, or otherwise directly or indirectly be employed by, or act as a consultant to, or be a director, officer, employee, owner, member or partner of, any other business or organization that is or shall then be competing with the Business of the Company (as defined below), and (ii) for a period of one (1) year after he ceases to be employed by the Company, directly or indirectly, compete with or be engaged in the Business of the Company, or be employed by, or act as consultant to, or be a director, officer, employee, owner, member or partner of, any business or organization which, at the time of such cessation, competes with or is engaged in the Business as the Company, except that in each case the provisions of this Section 6 will not be deemed breached merely because MWW: (i) owns not more than five percent (5%) of the outstanding common stock of a corporation, if, at the time of its acquisition by MWW, such stock is listed on a national securities exchange, is reported on NASDAQ, or is regularly traded in the over-the-counter market by a member of a national securities exchange; or (ii) MWW is a passive investor in any fund in which he has no investment discretion. This prohibition shall apply to the entire world in recognition of the fact that the Company operates on a multi-national basis. "Business of the Company" shall mean the design, manufacture, sale, re-sale, distribution or maintenance of character generators that are used by the broadcast and cable industries, and products similar to ChyTV.

(b) It is the intent of the parties to this Agreement that the provisions of this Section 6 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provisions or portions of this Section 6 shall be adjudicated to be invalid or unenforceable, such provisions or portion thereof shall be deemed amended to the minimum extent necessary to render such provision or portion valid and enforceable, such amendment to apply only with respect to the operation of such provisions or portions in the particular jurisdiction in which such adjudication is made.

(c) The parties acknowledge that damages and remedies at law for any breach of this Section 6 will be inadequate and that the Company shall be entitled to specific performance and other equitable remedies (including injunction) and such other relief as a court or tribunal may deem appropriate in addition to any other remedies the Company may have. MWW also waives the posting of any bond in connection with the issuance of any injunctive relief.

7. Patents; Copyrights.

Any interest in patents, patent applications, inventions, copyrights, developments, and processes ("Such Inventions") which MWW now or hereafter during the period he is employed by the Company may own or develop relating to the fields in which the Company may then be engaged shall belong to the Company; and forthwith upon request of the Company, MWW shall execute all such assignments and other documents and take all such other action as the Company may reasonably request in order to vest in the Company all his right, title, and interest in and to Such Inventions, free and clear of all liens, charges and encumbrances. The Company will reimburse MWW for any reasonable fees and expenses (including fees and expenses of counsel) incurred by MWW in connection with executing such assignments and documents and taking any such action at the request of the Company.

8. Confidential Information.

All confidential information which MWW may now possess or may obtain during the Employment Term relating to the business of the Company shall not be published, disclosed, or made accessible by him to any other person, firm, corporation or entity during the Employment Term or anytime thereafter without the prior written consent of the Company; provided that the foregoing shall not apply to information which is not unique to the Company or which is generally known to the industry or the public, other than as a result of MWW's breach of this covenant, and shall not preclude MWW from disclosing any such information to the extent such disclosure is required by law, disclosure would, in the reasonable judgment of MWW, be in the best interest of the Company or is reasonably necessary in order to defend MWW or to enforce MWW's rights under this Agreement in connection with any action or proceeding to which the

Company or its affiliates is a party. MWW shall return all tangible evidence of such confidential information to the Company prior to or at the termination of his employment.

9. Termination.

(a) Notwithstanding anything herein contained, if on or after the date hereof and prior to the end of the Employment Term, MWW is terminated "For Cause" (as defined below) then the Company shall have the right to give notice of termination of MWW's services hereunder as of a date to be specified in such notice, and this Agreement shall terminate on the date so specified. Termination "For Cause" shall mean MWW shall: (i) be convicted of a felony crime; (ii) willfully commit any act or willfully omit to take any action in bad faith and to the material detriment of the Company; (iii) commit an act of active and deliberate fraud against the Company; or (iv) materially breach any term of this Agreement and fail to correct such breach within ten (10) days after written notice of the commission thereof. In the event that this Agreement is terminated "For Cause," then MWW shall be entitled to receive only his Base Salary at the rate provided in Section 3 to the date on which termination shall take effect and any Incentive Bonus accrued, but not yet paid, and any unreimbursed expenses.

(b) In the event that MWW shall be physically or mentally incapacitated or disabled or otherwise unable fully to discharge his duties hereunder for a period of one-hundred and twenty (120) consecutive days, then this Agreement shall terminate upon an additional thirty (30) days' written notice to MWW, and no further compensation shall be payable to MWW, except as may otherwise be provided under any disability insurance policy and that pro rata portion of the Base Salary not previously paid through the date of termination and any Incentive Bonus accrued, but not yet paid, and any unreimbursed expenses.

(c) In the event that MWW shall die, then this Agreement shall terminate on the date of MWW's death, and no further compensation shall be payable to MWW, except as may otherwise be provided under any insurance policy or similar instrument and that pro rata portion of the Base Salary not previously paid through the date of termination and any Incentive Bonus accrued but not yet paid and any unreimbursed expenses.

(d) If MWW's employment is terminated by the Company other than pursuant to subparagraphs 9(a), 9(b) or 9(c) hereof, or as the result of a Change-in-Control as defined under the CIC Agreement, MWW shall be entitled to receive from the Company: (i) the greater of (x) the Base Salary for the remainder of the Employment Term following the date of termination and (y) the amounts owed under the Program; (ii) all unvested options shall immediately vest and have an exercise period equal to the remaining term of such options without regard to any shorter exercise period set forth in the relevant Stock Option Plan (the "SOP") as a result of termination, and this provision shall be in addition to any severance being received by MWW under the Program; (iii) an amount, grossed up for federal state and local taxes, in lieu of participation in the Company's life, long-term disability and health insurance plans for the remaining term of this Agreement from the date of termination (the "Severance Benefits"), as set forth in Section 9(i); (iv) any accrued, but unpaid Base Salary and/or Incentive Bonus; and (v) any previously incurred but unpaid business expenses and/or other amounts due under Paragraph 4 of this Agreement. All amounts payable in accordance with this subsection, except for the Severance Benefits, shall be made in accordance with Company policy as if MWW had not been terminated. The Severance Benefits amounts shall be paid in a lump sum within two (2) business days from the date of termination. The Company shall give written notice of termination to MWW which shall state the date the termination is to be effective.

(e) The severance pay and Severance Benefits provided in clauses (i) and (iii) of Section 9(d) are intended to comply with the exemption from Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), for involuntary separation arrangements set forth in Treasury Regulation Section 1.409A-1(b)(9). Accordingly, notwithstanding any other provision hereof, (i) no amount shall be payable to you under clause (i) or clause (iii) of Section 9(d) unless your termination of employment constitutes a separation from service within the meaning of Section 409A of the Code, (ii) if the amount payable to you hereunder in such event shall exceed two times the lesser of (A) your annual compensation (as defined in Treasury Regulation Section 1.415(d)(2)) for services provided to the Company as an employee for the calendar year preceding the calendar year in which such separation from service occurs, or (B) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for such year, such amount shall be paid as otherwise specified in Section 9(d), provided that the amount in excess of the foregoing limitation shall be subject to the provisions of Section 9(f) and (iii) no payment may be made to you hereunder in such event later than December 31 of the second calendar year following the calendar year in which such separation from service occurs.

(f) In the event the amounts payable to you under clauses (i) and (iii) of Section 9(d) exceed the amount set forth in Section 9(e), (i) if you are considered to be a "key employee" for purposes of Section 409A with respect to such payment, then (A) payment shall not commence until the end of the six (6) month period beginning on your "separation from service date" (within the meaning of Section 409A of the Code) and (B) the aggregate amount of payments that would have been made during such six (6) month period but for the application of this Section 9(f) will be paid in a lump sum at the end of such period; or (ii) if you are not a "key employee," then payment shall not commence until you have incurred a separation from service within the meaning of Section 409A of the Code.

(g) If the Company does not extend this Agreement, then all the options held by MWW shall have an exercise period equal to the remaining term of such options without regard to any shorter exercise period set forth in the SOP.

(h) Nothing contained in this Paragraph 9 shall be deemed to limit any other right the Company may have to terminate MWW's employment hereunder upon any ground permitted by law.

(i) Recognizing that such amount is subject to income and other taxes, the Severance Benefits payment shall include an amount equal to the amount of federal, state, and local income taxes incurred as a result of the Severance Benefits payment or any additional tax gross up payment on such payment. The Severance Benefits payment shall be equal to the sum of the Health Care Payment, the Life Insurance Payment and the Disability Insurance Payment, all as described in Paragraphs 9(j) through 9(l) below, plus the foregoing tax gross up.

(j) The Health Care Payment is an amount equal to the monthly premium amount charged by the Company for COBRA continuation coverage under the health care option in which you are enrolled at the time of MWW's termination times the number of months remaining in the term of this Agreement at the time of MWW's termination. To receive coverage under the Company's health insurance plans, MWW must elect to receive COBRA coverage and remit the appropriate payment to the Company as per the policy of the Company.

(k) The Company's group term life insurance policy provides $500,000 of coverage, and upon termination, offers MWW the opportunity to convert Whole Life (subject to acceptance by the insurer). The Life Insurance Payment is an amount equal to the number of months remaining in the term of this Agreement at the time of MWW's termination times the monthly premium for one of the following, as MWW elects: (i) a Whole Life conversion policy through the Company's group life insurer (subject to acceptance by the insurer); (ii) an existing life insurance policy or policies that MWW may currently have in place; or (iii) a new term life insurance policy. The Company will pay only that pro-rated portion of the premium that represents coverage equal to your coverage under the group life insurance plan as of the date of this Agreement, that is, $500,000.

(l) The Company's long-term disability insurance plan provides coverage of 60% of monthly earnings (but not more than $10,000, which amount may be reduced by deductible sources of income and disability earnings) after a 26 weeks elimination (waiting) period, and the insurer offers a portable policy after termination. The Disability Insurance Payment is an amount equal to the number of months remaining in the term of this Agreement at the time of MWW's termination times the monthly premium for one of the following, as MWW elects: (i) a portable long-term disability policy through the Company's insurer (subject to acceptance by the insurer); (ii) an existing long-term disability insurance policy or policies that MWW may currently have in place; or (iii) a new personal long-term disability insurance policy obtained through other than the Company's insurance policy. The Company will pay only that pro-rated portion of the premium that represents coverage equal to MWW's coverage under the group long-term disability insurance plan as of the date of this Agreement.

10. Survival.

The covenants, agreements, representations and warranties contained in or made pursuant to this Agreement shall survive MWW's termination of employment, irrespective of any investigation made by or on behalf of any party.

11. Modification.

This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements between them concerning such subject matter, except for the CIC Agreement, and may be modified only by a written instrument duly executed by each party.

12. Notices.

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, by telecopy with electronic confirmation of delivery or by delivery to an internationally recognized carrier for overnight delivery to the party to whom it is to be given at the address of such party as set forth in the preamble to this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 12). In the case of a notice to the Company, a copy of such notice (which copy shall not constitute notice) shall be delivered to K & L Gates, 599 Lexington Avenue, New York, New York 10022, Attn. Robert S. Matlin, Esq. Any notice or other communication given by overnight delivery shall be deemed given at the time of delivery to the carrier, except for a notice changing a party's address which shall be deemed given at the time of receipt thereof. Any notice given by telecopy shall be deemed given at the time the notice or other communication is delivered with electronic confirmation of delivery.

13. Waiver.

Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

14. Binding Effect.

MWW's rights and obligations under this Agreement shall not be transferable by assignment or otherwise, such rights shall not be subject to encumbrance or the claims of MWW's creditors, and any attempt to do any of the foregoing shall be void. The provisions of this Agreement shall be binding upon and inure to the benefit of MWW and his heirs and personal representatives, and shall be binding upon and inure to the benefit of the Company and its successors and assigns.

15. Headings.

The headings in this Agreement are solely for the convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

16. Counterparts; Governing Law.

This Agreement may be executed in any number of counterparts (and by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the rules governing the conflicts of laws.

17. Prior Agreements.

All prior agreements between the Company and MWW with respect to compensation and services are hereby terminated as of the Commencement Date, except that the CIC Agreement and any other agreements concerning the terms of options previously granted shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

CHYRON CORPORATION

By	/s/ Jerry Kieliszak
	Name:	Jerry Kieliszak
	Title:	Senior Vice President &
Chief Financial Officer

/s/ Michael Wellesley-Wesley
	Name:	Michael Wellesley-Wesley
	Title:	President & Chief Executive Officer